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                                                                 EXHIBIT 99.1(g)

                 MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

                           Establishment and Designation

                                         of

                        Class A Shares and Class B Shares of
                             Beneficial Interest of the
                          Series Designated Merrill Lynch
                       Texas Municipal Bond Fund of the Trust


              The undersigned, being a majority of the Trustees of Merrill Lynch Multi-State municipal Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, as amended, dated August 2, 1985 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Series designated "Merrill Lynch
         Texas Municipal Bond Fund" (the "Fund") of the Trust, par value $.lo per share ("Shares"), to create two classes of Shares, within the meaning of said Section 6.2, as follows:

              1. The two classes of Shares are designated "Class A Shares" and "Class B Shares".

              2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

              3. The purchase price of Class A Shares and Class B Shares, the method of determination of net asset value of Class A Shares and Class B Shares, the price, terms and manner of redemption of Class A Shares and Class B Shares, and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust relating to the Fund, as amended from time to time, under the Securities Act of 1933, as amended.
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               IN WITNESS WHEREOF, the undersigned, have signed this
          instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 21st day of May, 1991.




          /s/ Kenneth S. Axelson             /s/ Andre F. Perold
          --------------------------         --------------------------
          Kenneth S. Axelson                 Andre F. Perold
          75 Jameson Point Road              Dillon House 34
          Rockland, Maine 04841              Soldiers Field Road
                                             Boston, Massachusetts 02163



          /s/  Herbert I. London             /s/ Arthur Zeikel
          --------------------------         --------------------------
          Herbert I. London                  Arthur Zeikel
          New York University                Box 9011
            Gallatin Division                Princeton New Jersey 08543-9011
          715 Broadway
          New York, New York 10003



          /s/ Joseph L. May
          --------------------------
          Joseph L. May
          P.O. Box 3050
          Nashville,  Tennessee 37219


               The Declaration of Trust establishing Merrill Lynch Multi-State Municipal series Trust, dated August 2, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of "Merrill Lynch Multi-State Municipal Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.


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